Exhibit 99.1

PRESS RELEASE

For more information:

Richard Heiner, Director of Marketing, Nexxus Lighting, Inc.

407-857-9900 Email: rheiner@nexxuslighting.com

Nexxus Lighting Announces 2007 First Half Results

CHARLOTTE, NC, August 14, 2007 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today announced financial results for the second quarter and first six months of 2007.

During the period the company completed its Orlando facility relocation, relocated its corporate headquarters to Charlotte, North Carolina and announced the signing of non-binding letters of intent to acquire two advanced technology lighting companies. The company changed its name to Nexxus Lighting, Inc. in April as part of its new strategic plan to connect advanced technology with lighting products and control systems.

Year-to-date Performance

Total revenues for the six months ended June 30, 2007 were approximately $4,975,000 as compared to approximately $5,814,000 for the six months ended June 30, 2006. Over $690,000 of the approximately $839,000 decrease was attributable to a decrease in sales to the pool and spa market, which are down over 26% year over year. The decrease in pool and spa sales was driven by a significant reduction in new pool construction tied to the steep drop in residential construction nationally. There has also been an industry wide slowdown in OEM portable spa sales in the first half of 2007 compared to the same period in 2006.

International revenue was down $253,000, or 21%, for the first six months of 2007 as compared to the same period in 2006 as a result of decreased sales in several markets. We experienced the most significant decline in sales in Asia, where the Company saw a decrease in sales of its FlexLED™ sign lighting products due to aggressive local pricing tactics.

Despite the decreases in pool and spa and international revenue, year to date, commercial lighting revenues were up 6%, or $104,000 to $1,992,000 for the six months ended June 30, 2007, driven by a 43% increase in LED product sales compared to the same period in 2006.

“The company has launched several initiatives focused on increasing revenue in the commercial/architectural lighting market and plans to grow revenue through both strategic acquisitions and new product development,” stated Mike Bauer, President/CEO of Nexxus Lighting.

On August 6, 2007, we announced that the company had entered into an agreement pursuant to which Advanced Lighting Systems, Inc. (“ALS”) would be merged into a wholly-owned subsidiary of the company. Advanced Lighting Systems, Inc. is a Sauk Centre, Minnesota based manufacturer of LED and fiber optic lighting products.

On June 20, 2007, we announced that the company had signed a non-binding letter of intent to acquire LightWild, L.C., an Overland Park, Kansas based manufacturer of LED lighting products and control systems. Consummation of the transaction is subject to satisfactory completion of a due diligence review, approval of Nexxus’ board of directors and other customary closing conditions.

“These strategic acquisitions are expected to strengthen the company’s position in the commercial lighting market as well as provide an expanded range of new products to the company’s established international distributor base,” continued Mr. Bauer.

The consummation of both transactions is subject to certain conditions, including receipt of audited financial statements, and there can be no assurance that either acquisition will be consummated.

“We are obviously acutely aware of the impact the decrease in our pool and spa business is having on our overall performance and we have developed an action plan for the 2nd half of the year focused on improving our results in very difficult market conditions. We have several new products planned for introduction in the fall and we are working on other initiatives with our sales reps to drive revenue,” concluded Mr. Bauer.

Gross profit for the six months ended June 30, 2007 was approximately $1,381,000 or 28% of revenue as compared to approximately $2,592,000 or 45% of revenue for the six months ended June 30, 2006. Direct gross margin for the first six months of 2007, which is revenue less material cost, remained flat at approximately 59% as compared to the same period in 2006 as neither material cost nor selling price had a material affect on gross margin. The main reasons for the reduced gross profit were reduced revenue levels against fixed production costs, a $521,000 higher expense for capitalized labor and overhead as the business reduced its inventory, a $87,000 increase in expense for inventory adjustments resulting from a physical inventory count as of June 30, 2007 as well as a $221,000 increase in our reserve for excess and obsolete products. These charges were taken as part of a planned physical inventory and analysis of inventory conducted after moving our Orlando, Florida operating facility.

“In an effort to reduce excess inventory and improve our working capital turns, we used the facility move as an opportunity to analyze our inventory mix. As a result, we have implemented a major initiative in our Orlando operations facility to improve our inventory turns as well as other operational metrics,” stated John Oakley, CFO for Nexxus Lighting.

“This operational improvement initiative, which focuses on the processes by which we manage our manufacturing resources as well as our working capital, is designed to improve service to our customers and, ultimately, bring more value to our shareholders,” concluded Mr. Oakley.

Operating expenses in the first six months of 2007 decreased 6%, or approximately $180,000, to $2.7 million as compared to $2.9 million for the same period in 2006.

Selling, general and administrative (SG&A) expenses were approximately $2,520,000 for the six months ended June 30, 2007 as compared to approximately $2,603,000 for the same period in 2006, a decrease of approximately $83,000 or 3%.

Research and development costs were approximately $211,000 for the six months ended June 30, 2007 as compared to approximately $308,000 for the same period in 2006, a decrease of approximately $98,000 or 32%. The reduction in research and development expenses was primarily driven by timing of expenses related to new product development activities in 2007 as compared to 2006. Management believes strongly in new product development and has an ongoing plan for introducing new products based on advanced LED technology.

Despite the decrease in operating costs, and as a result of lower revenue and reduced gross margins, the Company reported a net loss of approximately $1,224,000, or $0.18 per basic and diluted common share, as compared to a net loss of approximately $340,000, or $0.13 per basic and diluted common share, for the six month ended June 30, 2007 and 2006, respectively.

2nd Quarter Results

Revenues for the three months ended June 30, 2007 were approximately $2,568,000 as compared to approximately $3,134,000 for the three months ended June 30, 2006, a decrease of approximately $566,000, or 18%. Revenues were driven down for the quarter primarily by a 20%, or $288,000, decrease in pool and spa sales and a 23%, or $144,000, decrease in international sales, as compared to the comparable period in 2006. The decrease in pool and spa sales was driven primarily by a significant year over year reduction in new pool construction tied to the steep drop in residential construction nationally.

International sales saw a decrease in several markets. In Asia, the company saw a $121,000 reduction in the sales of its FlexLED™ sign lighting products as compared to the same period in 2006, due to aggressive local pricing tactics.

Commercial lighting sales experienced a decrease of approximately $136,000 versus the same period in 2006 due to the timing of larger project shipments in the periods and a decrease in sales of Flex-LED products into the signage market. However, year-to-date, commercial lighting sales are up $104,000 or 6%, compared to the same period in 2006.

Gross profit for the quarter ended June 30, 2007 was approximately $385,000 or 15% of revenue as compared to approximately $1,439,000 or 46% of revenue for the quarter ended June 30, 2006. Direct gross margin, which is revenue less material cost, for the second quarter of 2007 remained relatively flat at 58% compared to 59% in the same period of 2006 as neither material cost nor selling price had a material affect on gross margin. The main reasons for the reduced gross profit were reduced revenue levels against fixed production costs, $443,000 higher expense for capitalized labor and overhead as the business reduced its inventory, a $87,000 increase in expense for inventory adjustments resulting from a physical inventory count as of June 30, 2007 as well as a $221,000 increase in our reserve for excess and obsolete products.

Operating expenses in the second quarter of 2007 decreased approximately $120,000 or 8% to $1,424,000 as compared to approximately $1,544,000 in the same quarter of 2006.

Selling, general and administrative (SG&A) expenses were approximately $1,315,000 for the quarter ended June 30, 2007 as compared to approximately $1,406,000 for the same period in 2006, a decrease of approximately $91,000 or 7%.

Research and development costs were approximately $110,000 during the three months ended June 30, 2007 as compared to approximately $138,000 during the same period in 2006, a decrease of approximately $29,000 or 21%.

As a result of the decreased revenue and gross margins, exacerbated by the impact of inventory adjustments, during the quarter, the Company reported a net loss of approximately $976,000, or $0.15 per basic and diluted common share, as compared to a net loss of approximately $125,000, or $0.05 per basic and diluted common share, for the quarter ended June 30, 2006.

The Company was cash flow positive for the quarter and had cash and investments of approximately $7.2 million and working capital of approximately $8.5 million as of June 30, 2007.

Nexxus Lighting, Inc. Get Connected!

For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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Nexxus Lighting, Inc.

Condensed Balance Sheets

	(Unaudited) June 30, 2007	Dec. 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$2,548,426	$531,181
Restricted investments	500,000	500,000
Investments	4,165,252	6,471,400
Trade accounts receivable, less allowance for doubtful accounts of $150,289 and $121,535	1,383,071	1,231,277
Inventories, less reserve of $500,763 and $274,128	3,212,693	3,463,367
Prepaid expenses	309,164	261,852
Other assets	28,777	21,751

Total current assets	12,147,383	12,480,828

Property and Equipment	4,192,269	3,728,285
Accumulated depreciation and amortization	(2,810,465)	(2,699,239)

Net property and equipment	1,381,804	1,029,046

Deposits on equipment	14,295	—
Patents and trademarks, less accumulated amortization of $134,036 and $122,747	271,723	213,131
Other intangible assets, less accumulated amortization of $99,418 and $84,627	78,713	60,359
Other assets	70,419	67,020

	$13,964,337	$13,850,384

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,767,644	$1,155,162
Related party payable	1,500	20,700
Accrued compensation and benefits	105,121	111,932
Revolving line of credit	1,246,558	—
Notes payable	412,500	1,157,846
Current portion of deferred rent	53,832	—
Current portion of obligation under capital lease	6,502	—
Deposits	19,227	22,697

Total current liabilities	3,612,884	2,468,337

Deferred rent, less current portion	201,870	—
Obligation under capital lease, less current portion	4,334	—

Total liabilities	3,819,088	2,468,337
Stockholders’ Equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, none issued	—	—
Class A common stock, $.001 par value, 25,000,000 and 20,000,000 shares authorized, 6,713,488 , and 6,097,476 issued and outstanding	6,714	6,098
Class B common stock, $.001 par value, none and 3,389,134 shares authorized, none and 483,264 issued and outstanding. Each share of Class B common stock was entitled to five votes per share.	—	483
Additional paid-in capital	19,128,862	19,142,231
Accumulated deficit	(8,990,327)	(7,766,765)

Total stockholders’ equity	10,145,249	11,382,047

	$13,964,337	$13,850,384

Nexxus Lighting, Inc.

Condensed Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$2,567,746	$3,134,345	$4,975,024	$5,814,012
Cost of sales	2,182,351	1,695,689	3,594,395	3,222,498

Gross profit	385,395	1,438,656	1,380,629	2,591,514
Operating expenses:
Selling, general and administrative	1,314,561	1,405,909	2,520,434	2,603,024
Research and development	109,896	138,426	210,618	308,310
Gain on disposal of fixed assets	—	(300)	—	(300)

Total operating expenses	1,424,457	1,544,035	2,731,052	2,911,034

Operating Loss	(1,039,062)	(105,379)	(1,350,423)	(319,520)

Non-Operating Income (Expense):
Interest income	64,318	7,519	129,212	19,260
Interest expense	(13,336)	(90,659)	(19,353)	(177,970)

Other income	12,062	63,175	17,002	137,796

Total non-operating expense	63,044	(19,965)	126,861	(20,914)

Net Loss	$(976,018)	$(125,344)	$(1,223,562)	$(340,434)

Net Loss Per Common Share:
Basic and diluted	$(0.15)	$(0.05)	$(0.18)	$(0.13)

Weighted average shares outstanding:
Basic and diluted	6,711,988	2,544,863	6,653,111	2,544,765